UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): December 7, 2021

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.10 per share	LEU	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

As previously disclosed on the Current Report on Form 8-K filed on November 5, 2019 with the Securities and Exchange Commission, on October 31, 2019, American Centrifuge Operating, LLC, a Delaware limited liability company (“ACO”) and a wholly owned subsidiary of Centrus Energy Corp. (“Centrus”), entered into a definitive agreement (the “Agreement”) with the United States Department of Energy (“DOE”) to demonstrate production of HALEU with existing United States origin enrichment technology and provide DOE with HALEU for near term use in its research and development for the advancement of civilian nuclear energy and security, and other programmatic missions. The U.S. Government is currently operating on a continuing resolution through February 18, 2022. On December 7, 2021, DOE issued a change order increasing the funding available under the contract to incrementally fund performance under the contract. Further, due to a COVID-related supply chain delay in the DOE-supplied HALEU storage cylinders, it is not possible to begin production during the current period of performance of the Agreement. As a result, DOE has modified the scope of the existing contract to eliminate the requirement to operate the cascade. As previously reported in our Quarterly Report on Form 10-Q filed on November 12, 2021, DOE has indicated that it is considering providing for the operational portion of the demonstration to be performed under a new, competitively-awarded contract, with operations to begin in 2022.

The foregoing description of the modification to the Agreement does not purport to be complete and is qualified in its entirety by the text of the modification to the Agreement, a copy of which is expected to be filed as an exhibit to Centrus’ Annual Report on Form 10-K for the year ending December 31, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date:	December 10, 2021	By:	/s/ Philip O. Strawbridge
Philip O. Strawbridge
Senior Vice President, Chief Financial Officer,
Chief Administrative Officer and Treasurer